Exhibit 99.1

NEWS

release

EXECUTIVE OFFICE

4360 Brownsboro Road, Suite 300

Louisville, Kentucky  40207-1603

502/893-4600 • Fax: 502/895-6618

THOMAS INDUSTRIES ANNOUNCES SECOND QUARTER RESULTS

Louisville, Ky., July 21, 2003 – Thomas Industries Inc. (NYSE-TII) today reported that earnings for the second quarter of 2003 were the highest for any quarter in the Company’s history, while sales were a record for any quarter for the pump and compressor business.

Net income for the three months ended June 30, 2003, was up 9.2 percent, to $9,432,000, or $.54 per share, compared to $8,636,000, or $.54 in the second quarter of 2002.  Net sales were $95,810,000, as compared to $49,928,000 a year ago.

For the first half of 2003, net income was a record $18,238,000, or $1.04 per share, compared to $16,057,000, or $1.02 per share in 2002.  Net sales were $188,156,000 versus $95,985,000 a year ago.  Sales and net income for the second quarter and first half of 2003 include the results of the August 29, 2002, acquisition of Werner Rietschle GmbH & Company.

Regarding the second quarter results, Timothy C. Brown, Chairman, President and Chief Executive Officer of Thomas Industries said, “Our equity earnings from Genlyte Thomas Group (GTG) declined eight percent, although the performance for the second quarter was slightly better than had been forecasted earlier in June.  GTG was negatively impacted by foreign currency losses and legal costs in the quarter and first half.  On the pump and compressor side, the first half was reasonably strong, especially sales into the medical and automotive segments.   However, we are facing pricing pressures in our markets.  We will continue to find ways to offset margin losses through cost reductions, proprietary technology and increased productivity.  Our North American Group’s margins have also been negatively impacted by the higher cost of German products as a result of the weaker dollar.  Conversely, the quarter was favorably impacted by the translation of our European earnings into the weaker U.S. dollar.”

Regarding the ongoing integration of Rietschle, Brown added, “Our Rietschle Thomas operation in Schopfheim, Germany, actually came in ahead of our forecast for the first half.  At the end of the second quarter, we converted to a new ERP system, which we believe in time will help us achieve customer expectations regarding service and on-time deliveries.  This, plus improved quality, will be a key focus in the ensuing year.”

In commenting on the outlook for the balance of the year, Brown said, “Our lighting joint venture, GTG, is still experiencing tough conditions in their most important market — commercial lighting - and will persist in seeking new ways to control costs to offset this.”  In regard to the pump and compressor business, Brown added, “We have announced the closure of our Fleurier, Switzerland, facility, which will be integrated into the remainder of the Rietschle Thomas plants.  Synergies envisioned in the Rietschle acquisition are on target to meet expectations.”

Thomas Industries Inc., headquartered in Louisville, Kentucky, is the recognized leader in the design and manufacture of Rietschle Thomas brand pumps and compressors for use in global OEM applications, supported by worldwide sales and service for key customer applications and end-user markets.  High quality automotive component castings are also a key offering.  Other products include Welch laboratory equipment and Oberdorfer centrifugal and rotary gear liquid pumps.  The Company also owns a 32 percent interest in Genlyte Thomas Group LLC, the third largest lighting fixture manufacturer in North America.  Thomas has operations in North & South America, Europe, Asia, and Australia.

# # #

The statements in this press release with respect to future results and future expectations may be regarded as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and actual results may differ materially from those currently expected.  They are subject to various risks, such as the ability of Thomas Industries and the joint venture to meet business sales goals, fluctuations in commodity prices, increased interest costs arising from a change in the companies’ leverage or change in rates, the timing of the magnitude of capital expenditures, competitive pricing pressures, a slowing of the overall economy including interruptions to commerce resulting from wars or terrorist attacks, as well as other risks discussed in Thomas’ filing with the Securities and Exchange Commission, including its Annual Report and 10-K for the year ended December 31, 2002.  Thomas Industries makes no commitment to disclose any revisions to forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements.

THOMAS INDUSTRIES INC.

COMPARATIVE SALES AND INCOME (1)

(In Thousands Except Per Share Data)

For the three months ended June 30:	2003	2002	% Change
Net Sales	$95,810	$49,928	91.9%

Cost of Product Sold	62,050	31,919
Gross Profit	33,760	18,009

SG&A Expenses	25,194	11,414
Equity Income from Lighting (2)	6,887	7,522
Operating Income	15,453	14,117	9.5%
Interest Expense	1,026	560
Interest Income & Other	94	43
Income Before Income Taxes & Minority Interests	14,521	13,600	6.8%
Income Taxes	5,079	4,964
Income Before Minority Interest	9,442	8,636
Minority Interest, net of tax	10	—
Net Income	$9,432	$8,636	9.2%

Net Income Per Share:
— Basic	$.55	$.57	-3.5%
— Diluted	$.54	$.54
Dividends Per Share	$.095	$.085
Weighted average number of common shares outstanding (3):
— Basic	17,179	15,276
— Diluted	17,550	15,883

For the six months ended June 30:	2003	2002	% Change
Net Sales	$188,156	$95,985	96.0%

Cost of Product Sold	121,281	61,081
Gross Profit	66,875	34,904

SG&A Expenses	49,772	22,247
Equity Income from Lighting (4)	13,030	13,524
Operating Income	30,133	26,181	15.1%
Interest Expense	2,112	1,179
Interest Income & Other	55	285
Income Before Income Taxes & Minority Interest	28,076	25,287	11.0%
Income Taxes	9,821	9,230
Income Before Minority Interest	18,255	16,057
Minority Interest, net of tax	17	—
Net Income	$18,238	$16,057	13.6%

Net Income Per Share:
— Basic	$1.06	$1.05	1.0%
— Diluted	$1.04	$1.02	2.0%
Dividends Per Share	$.18	$.17
Weighted average number of common shares outstanding (3):
— Basic	17,159	15,260
— Diluted	17,514	15,817

THOMAS INDUSTRIES INC

COMPARATIVE INDUSTRY SEGMENT INFORMATION (1)

(In Thousands)

For the three months ended June 30:	2003	2002	% Change
Sales & Operating Revenues:
Pump and Compressor	$95,810	$49,928	91.9%
Lighting	—	—
Total	$95,810	$49,928	91.9%

Operating Income (Loss):
Pump and Compressor	$10,334	$8,014	28.9%
Lighting (2)	6,887	7,522	-8.4%
Corporate	-1,768	-1,419	24.6%
Total	$15,453	$14,117	9.5%

For the six months ended June 30:	2003	2002	% Change
Sales & Operating Revenues:
Pump and Compressor	$188,156	$95,985	96.0%
Lighting	—	—
Total	$188,156	$95,985	96.0%

Operating Income (Loss):
Pump and Compressor	$20,659	$15,561	32.8%
Lighting (4)	13,030	13,524	-3.7%
Corporate	-3,556	-2,904	22.5%
Total	$30,133	$26,181	15.1%

(1)          Includes Rietschle results since August 29, 2002, acquisition date.

(2)          Consists of equity income of $6,952,000 in 2003 and $7,572,000 in 2002 from our 32 percent interest in the Genlyte Thomas Group (GTG) joint venture less $65,000 in 2003 and $50,000 in 2002 related to expense recorded for Thomas Industries stock options issued to GTG employees.

(3)          As of July 18, 2003, the actual common shares outstanding are 17,202,956.

(4)          Consists of equity income of $13,174,000 in 2003 and $13,625,000 in 2002 from our 32 percent interest in the Genlyte Thomas Group (GTG) joint venture less $144,000 in 2003 and $101,000 in 2002 related to expense recorded for Thomas Industries stock options issued to GTG employees.

THE FOREGOING UNAUDITED FIGURES HAVE BEEN APPROVED BY THE MANAGEMENT OF THOMAS INDUSTRIES INC. FOR OFFICIAL RELEASE ON THE DATE INDICATED.